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                                                                    Exhibit 99.1


Contacts:  For Media:      Kevin Foley
                           (212) 578-4132

           For Investors:  Eric Steigerwalt
                           (212) 578-8670


                  METLIFE ANNOUNCES FIRST QUARTER 2000 RESULTS


NEW YORK, May 9, 2000 - MetLife, Inc. (NYSE: MET) today reported a 20% increase in after-tax operating earnings to $379 million for the quarter ended March 31, 2000 from $315 million for the same period in 1999. After-tax operating earnings exclude net realized capital gains and losses. On a pro forma basis, which reflects the company's initial public offering held on April 5, 2000, diluted earnings per share for first quarter 2000 were $0.48. Quarterly highlights include the following:

- Individual Business premiums and deposits rose 37% to $3.6 billion from $2.7 billion for the year ago period.

- Institutional Business premiums, fees and other revenues rose 13% to $1.9 billion from $1.7 billion for the prior year period.

"Our sales momentum continues to be strong and we are pleased with our operating results," said Robert H. Benmosche, chairman and chief executive officer. "In addition, we are excited that MetLife's individual sales force results continue to reflect the ongoing transformation of our retail operations into a leader in the broader financial services arena."

Total assets under management at March 31, 2000 were $429 billion compared with $361 billion at March 31, 1999.

Net income for the quarter was up 3% to $236 million compared with $229 million for the first quarter 1999. Net income includes operating earnings, investment losses of $72 million compared with $47 million for the prior year period, demutualization expenses of $41 million compared with $8 million for the prior year period and surplus taxes.

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SEGMENT RESULTS

The Individual and Institutional Businesses contributed 89% of the company's first quarter operating earnings. MetLife Auto & Home, Reinsurance, International, Asset Management and Corporate segments contributed the balance of first quarter operating earnings.

Individual
----------
Individual Business operating earnings for the quarter increased 10% to $196 million compared with $178 million in the year-ago period. Ongoing expense initiatives, coupled with continued top-line growth, contributed to earnings improvements. Total first year life insurance premiums and deposits were $202 million, up 44% from first quarter 1999. First year premiums and deposits for variable and universal life insurance products were $127 million, up 31% from the same period in 1999. Annuity deposits were $1.5 billion, up 42% over the prior year period. The Individual Business sales forces sold $1.5 billion in mutual funds, compared with $900 million in first quarter 1999. These results reflect continued sales growth from the company's existing distribution channels, as well as contributions from the GenAmerica Corporation businesses MetLife acquired.

Excluding the contributions from GenAmerica, total first year life insurance premiums and deposits were up 13%, first year premiums and deposits for variable and universal life insurance products increased 25% and annuity deposits rose 23% versus the prior year period.

Institutional
-------------
Institutional Business operating earnings were $140 million for the first quarter, down 9% from the year-ago period. This comparison reflects extraordinary underwriting results in the first quarter 1999 which were partially offset by reduced expenses in the first quarter 2000. Premiums and fees for the non-medical health and other category increased 31% to $507 million during the quarter from $388 million. This increase was fueled by continued growth in mid-market dental and disability product sales as well as significant small business product sales growth. Group life premiums and fees were $1.1 billion, slightly up from last year's quarter.

Auto & Home
-----------
MetLife Auto & Home earned $8 million for the first quarter 2000 compared with $6 million for the same period in 1999. This segment includes the standard personal lines operations of The St. Paul Companies, which MetLife acquired in September 1999.

Reinsurance
-----------
As a result of the acquisition of GenAmerica and its 58% ownership interest in its subsidiary, Reinsurance Group of America (NYSE:RGA), MetLife established a reinsurance segment in the first quarter. RGA is one of the largest life reinsurers in the United States. MetLife operating earnings from this business segment were $22 million for the quarter.

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                                      - 3 -

International
-------------
In the first quarter, operating earnings from international operations were $10 million, up from $1 million from the year-ago period. This increase was due to lower start-up expenses in the first quarter and higher core earnings growth. With operations in 10 countries worldwide, the company's global strategy is to focus operations in growing markets such as the Asia/Pacific region, Latin America and select European countries.

Asset Management
----------------
Operating earnings for the asset management segment were $11 million for first quarter 2000, down from $14 million in the year-ago period. This segment, which managed $219 billion of assets at March 31, 2000, is comprised of the following franchises: State Street Research and controlling interests in Nvest Companies, L.P. and Conning Corporation. On April 19, 2000, MetLife acquired from the public all the shares of Conning it did not already own.

CORPORATE EVENTS

On August 26, 1999, MetLife agreed to acquire GenAmerica, parent company of General American Life Insurance Company and its subsidiaries. This acquisition closed on January 6, 2000. This transaction offers MetLife the opportunity to expand the distribution reach of Individual Business and adds another strong brand to the MetLife family. As a holding company which owns General American Life Insurance Company, GenAmerica's subsidiaries also include RGA and Conning.

On April 7, 2000, the company raised $4.9 billion in net proceeds following the completion of the initial public offering and private placements of MetLife, Inc. common stock, as well as the initial public offering of MetLife Capital Trust I (NYSE: MIU) 8.00% equity security units. Upon the completion of the offerings, MetLife, Inc. had 786.2 million common shares outstanding.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies, with $429 billion of assets under management at March 31, 2000, serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 10 countries.
                                     # # #
This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties including: changes in interest rates, declines in securities markets and the effect on sales of investment products and on our investment portfolio, competition, litigation, differences between actual claims experience and underwriting and reserving assumptions, downgrades in our or our affiliates' ratings and the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our S-1 registration statements.

For a copy of our Quarterly Financial Supplement, please visit our Web site www.metlife.com.

                                  MetLife, Inc.
                  Consolidated Statements of Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)

                                                                           Three months ended March 31,
                                                             -------------------------------------------------------
                                                                      2000                           1999
                                                             -------------------------------------------------------

Premiums and fees                                             $                4,329          $               3,255
Net investment income                                                          2,784                          2,310
Other revenues                                                                   665                            454
                                                             -------------------------------------------------------
                                                                               7,778                          6,019
                                                             -------------------------------------------------------

Policyholder benefits, claims and dividends                                    4,515                          3,523
Interest credited to policyholder account balances                               697                            610
Other expenses                                                                 1,979                          1,401
                                                             -------------------------------------------------------
                                                                               7,191                          5,534
                                                             -------------------------------------------------------

Operating earnings, before provision for income taxes                            587                            485
Provision for income taxes                                                       208                            170
                                                             -------------------------------------------------------
OPERATING EARNINGS                                            $                  379          $                 315
                                                             =======================================================



                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
              (Dollar amounts in millions, unless otherwise noted)

                                                                       At                             At
                                                                    March 31,                    December 31,
                                                                      2000                           1999
                                                             -------------------------------------------------------
Balance Sheet Data:
  General account assets                                      $              179,938           $            160,291
  Separate account assets                                                     76,110                         64,941
                                                             -------------------------------------------------------
                                                              $              256,048           $            225,232
                                                             =======================================================
  Policyholder liabilities                                    $              138,533           $            124,955
  Short-term debt                                             $                3,585           $              4,208
  Long-term debt                                              $                2,793           $              2,514
  Retained earnings                                           $               14,336           $             14,100
  Total equity                                                $               14,016           $             13,690

                                                                           At or for the three months
                                                                                ended March 31,
                                                             -------------------------------------------------------
                                                                      2000                             1999
                                                             -------------------------------------------------------
Other Financial Data:
  Operating earnings                                            $                379           $                315
  Net income                                                    $                236           $                229
  Total assets under management (billions)                      $                429           $                361

Sales Data:
  Variable & universal life first year premiums & deposits      $                127           $                 97
  Total first year life premiums & deposits                     $                202           $                140
  Total annuity deposits                                        $              1,509           $              1,059
  Mutual fund sales                                             $              1,467           $                922

Earnings per Share Calculation:
  Pro-forma shares outstanding-diluted (millions) *                            786.2                            n/a
  Pro-forma operating earnings per share-diluted *              $               0.48                            n/a

Note*: MetLife, Inc.'s initial public offering took place on April 5, 2000. March 31, 2000 earnings per share and shares outstanding are pro-forma for the IPO.